Exhibit 99.1

Pinnacle Foods Reports Second Quarter Fiscal 2017 Results
Company Maintains Full Year Guidance at Low End of Range

Parsippany, NJ, July 27, 2017 - Pinnacle Foods Inc. (NYSE: PF) today reported its financial results for the second quarter ended June 25, 2017 and reaffirmed its full-year guidance at the low end of its range.

Diluted earnings per share in the second quarter of 2017, including items affecting comparability1 decreased to $0.16, versus $0.39 in the year-ago period. Excluding items affecting comparability, Adjusted Diluted EPS advanced 26% to $0.53, compared to $0.42 in the year-ago period.

Net sales in the second quarter of 2017 decreased 1.6% versus year-ago, largely due to a 2.6% unfavorable impact associated with the second quarter 2017 business exit, including the recall, of certain Aunt Jemima retail and foodservice frozen breakfast products (the AJ exit), as well as a 0.9% unfavorable impact associated with both the Boulder UK business wind-down and SKU rationalization program implemented in the second half of 2016. Taken together, these factors more than offset strong underlying net sales growth of 1.9% in the quarter. In-market performance2 remained very strong, with retail consumption versus year-ago up 3.6% (or 4.5%, excluding Aunt Jemima) and market share advancing 0.7 share points, marking the Company’s 13th consecutive quarter of share growth versus year-ago.

Commenting on the results, Pinnacle Foods Chief Executive Officer Mark Clouse stated, “We continued to deliver strong underlying business fundamentals in the quarter. Our retail consumption and market share advanced significantly, supported by on-trend innovation, and we continued to deliver robust productivity and strong synergy capture, while aggressively managing expenses. This past quarter we made a number of strategic decisions, including exiting a low-margin business and accelerating into 2017 a number of investments in our manufacturing network that are consistent with our long-term strategic plan and that best position us for the future. While these discrete decisions impacted the quarter and the year, they are largely completed and mostly covered by the strong fundamentals and the benefits of lower taxes and interest expense. Importantly, the discrete items serve as tailwinds for 2018, enabling us to regain much of their impact next year and maintain the gross margin target we established for 2019.”

Second Quarter Consolidated Results
Net sales in the second quarter of 2017 declined 1.6% to $744.6 million, compared to net sales of $756.4 million in the year-ago period. This performance reflected underlying business strength, more than offset by the AJ exit and aforementioned Boulder impacts totaling 3.5%. The underlying net sales growth of 1.9% in the quarter was driven by higher volume/mix of 3.3%, including the benefit of the later Easter holiday, partially offset by lower net realized pricing of 1.3%, including the impact of higher new product introductory expenses, and unfavorable foreign currency translation of 0.1%.

1 Adjusted Diluted Earnings per Share, as well as other adjusted financial metrics used throughout this release, exclude items affecting comparability and are non-GAAP measures. Please see reconciliation to GAAP measures in the financial tables that accompany this release.
2 In-market performance (retail consumption and market share) based on Pinnacle’s IRI custom category definitions, period ending 6/25/17

Gross profit in the second quarter of 2017 declined to $164.4 million, or 22.1% of net sales, compared to gross profit of $221.2 million, or 29.2% of net sales, in the prior-year period, meaningfully impacted by items affecting comparability. Also impacting gross profit performance in the quarter were the discrete impacts of the AJ exit, totaling approximately $16 million, and the acceleration into 2017 of strategic manufacturing investments, totaling approximately $5 million. These factors more than offset underlying business strength, driven by very strong productivity performance and the realization of acquisition synergies, partially offset by inflation.

Adjusted Gross Profit in the quarter declined to $203.8 million, or 27.4% of net sales, compared to $218.6 million, or 28.9% of net sales, in the year-ago period. This performance included the unfavorable margin impact of slightly more than 200 basis points resulting from the aforementioned discrete items.

Earnings before interest and taxes (EBIT) in the second quarter of 2017 decreased to $44.0 million, compared to EBIT of $107.8 million in the year-ago period, including the unfavorable impact of items affecting comparability. Also impacting the performance was the lower Adjusted Gross Profit, including the aforementioned $21 million of discrete costs, partially offset by favorable timing of marketing spending and lower overhead expenses resulting from synergy capture and aggressive cost management. Adjusted EBIT in the second quarter, including the discrete costs, decreased 0.5% to $114.2 million, compared to $114.8 million in the year-ago period.

Net interest expense for the quarter decreased to $28.5 million, compared to $35.5 million in the year-ago period, driven by the term loan refinancing the Company completed in February 2017, including the reduction of outstanding indebtedness.

The effective tax rate (ETR) for the second quarter of 2017 was a negative 19.9%, compared to 36.7% in the year-ago period, driven by items affecting comparability. The Adjusted ETR for the quarter was 26.2% compared to 37.0% in the year-ago period, largely reflecting the benefits in the second quarter of 2017 of the new accounting standard for stock-based compensation and favorable state tax legislation.

Net earnings in the second quarter decreased to $18.6 million, or $0.16 per diluted share, compared to $45.8 million, or $0.39 per diluted share, in the year-ago period, meaningfully impacted by items affecting comparability. Adjusted Net Earnings in the second quarter increased approximately 26% versus year-ago to $63.2 million, or $0.53 per diluted share, compared to $50.0 million, or $0.42 per diluted share, even after giving effect to the discrete costs.

Net cash provided by operating activities totaled $57 million in the second quarter of 2017, compared to $88 million in the prior year quarter. For the first six months, net cash provided by operating activities totaled $120 million, compared to $165 million in the year-ago period, largely reflecting the working capital build associated with the Company’s robust innovation agenda in 2017 and the cash impact of the AJ exit.

Second Quarter Segment Results

Frozen
Net sales for the Frozen segment increased 2.5% to $295.9 million in the second quarter of 2017, compared to $288.8 million in the year-ago period, despite the negative impact of 4.0% resulting from the AJ exit. Also contributing to the performance was volume/mix growth of 9.2%, reflecting strength of recently-launched innovation and the benefit of the later Easter in 2017, partially offset by lower net price realization of 2.4% and unfavorable foreign currency translation of 0.3%.

Net sales performance in the Frozen segment was fueled by double-digit growth of both Birds Eye vegetables and Birds Eye meals, including the launch of five new innovation platforms in the quarter-namely Birds Eye Veggie Made Pasta, Birds Eye Veggie Made Mashed, Birds Eye Superfood Blends,

Birds Eye Organic and Disney-themed Birds Eye Voila!. Partially offsetting the growth of the Birds Eye franchise in the quarter was the aforementioned AJ exit and lower sales of the Canadian business.

In-market performance for the segment continued to be very strong, with retail consumption advancing 2.1% (or 3.9%, excluding Aunt Jemima) in a category composite that was up 1.5%. This strong consumption performance drove market share for the segment up 0.4 share points, with Birds Eye vegetables and Birds Eye meals posting share gains of 0.9 points and 1.2 points, respectively.

EBIT for the Frozen segment was a loss of $12.3 million in the second quarter of 2017, compared to EBIT of $45.8 million in the year-ago period, largely reflecting the negative impact of items affecting comparability. Also impacting the performance were discrete costs totaling approximately $10 million associated with the AJ exit and the acceleration into 2017 of strategic manufacturing investments totaling approximately $3 million, as well as inflation, partially offset by strong productivity performance and favorable timing of marketing spending. Adjusted EBIT in the second quarter, including the $13 million of discrete costs, declined 14.4% to $38.1 million, compared to $44.5 million in the year-ago period.

Grocery
Net sales for the Grocery segment decreased 1.8% to $276.1 million in the second quarter of 2017, compared to $281.0 million in the year-ago period. This performance reflected lower net price realization of 2.1%, including the impact of higher new product introductory costs versus year-ago, partially offset by higher volume/mix of 0.3%.

The Duncan Hines brand registered a double-digit net sales increase in the quarter, fueled by the recent launch of Perfect Size for 1, an ultra-convenient, single-serve baking solution made with real, simple ingredients that are baked in a mug, in the microwave, in one minute. This growth was more than offset by declines for Vlasic pickles and Wish-Bone dressings.

In-market performance for the Grocery segment was strong, with retail consumption versus year-ago up approximately 5%, in a category composite that was essentially even with year-ago. Market share for the quarter advanced 0.5 share points versus year-ago, driven by a share gain of 5.9 points for Duncan Hines baking products and, to a lesser extent, share growth for Armour canned meat, partially offset by Vlasic pickles and Wish-Bone salad dressings, both of which experienced aggressive competitive pricing pressure.

EBIT for the Grocery segment increased 15.0% to $61.9 million in the second quarter of 2017, compared to $53.8 million in the second quarter of 2016, reflecting productivity savings, realized synergies from the Boulder Brands acquisition and the positive impact versus year-ago of items affecting comparability, partially offset by inflation. Adjusted EBIT increased 13.8% to $63.1 million, compared to $55.4 million in the year-ago period.

Boulder
Net sales for the Boulder segment of $94.7 million in the second quarter of 2017 were even with year-ago. This performance reflected volume/mix growth of 4.9% and favorable net price realization of 2.8%, offset by a 3.4% decline from the wind-down of the Boulder UK operations and a 4.3% impact from the SKU rationalization program.

Driving the net sales performance were double-digit increases for gardein, Earth Balance and Evol, despite the impact of the SKU rationalization program, offset by the UK business wind-down and lower sales for Udi’s due, in part, to the SKU rationalization program.

EBIT for the Boulder segment more than doubled to $12.2 million in the second quarter of 2017, compared to $5.8 million in the second quarter of 2016. This performance reflected the benefits of acquisition synergies and productivity, as well as the favorable impact versus year-ago of items affecting comparability. Partially offsetting these factors were input cost inflation and discrete costs associated with the acceleration into 2017 of strategic manufacturing investments totaling approximately $2 million. Adjusted EBIT for the second quarter of 2017, including the discrete costs, increased 30.3% to $15.8 million, compared to $12.1 million in the year-ago period.

Specialty
Net sales for the Specialty segment declined 15.1% to $78.0 million in the second quarter of 2017, compared to $91.9 million in the year-ago period, reflecting an 8.9% decline from the AJ exit, as well as lower volume/mix of 6.8% largely due to the impact of the previously-disclosed gardein private label business exit and lower sales of foodservice. Partially offsetting these factors was higher net price realization of 0.6%.

EBIT for the Specialty segment was a loss of $10.6 million in the second quarter of 2017, compared to EBIT of $7.0 million in the second quarter of 2016, largely reflecting the negative impact versus year-ago of items affecting comparability, as well as the impacts of the discrete costs related to the AJ exit, totaling approximately $6 million, and inflation. These factors were partially offset by productivity savings, realized synergies from the Boulder Brands acquisition and the benefit of higher net price realization. Adjusted EBIT, including the $6 million of discrete costs, declined 39.5% to $4.4 million, compared to $7.3 million in the year-ago period.

Outlook for the Balance of the Year
Forecasted Adjusted Diluted EPS metrics provided below are non-GAAP measures. The Company does not provide guidance for the most directly comparable GAAP measure, diluted EPS, and we similarly cannot provide a reconciliation between our forecasted Adjusted Diluted EPS and diluted EPS metrics without unreasonable effort due to the unavailability of reliable estimates for certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of hedging activities and foreign currency impacts. These items are not within our control and may vary greatly between periods and could significantly impact future financial results.

The Company maintained its guidance for Adjusted Diluted EPS for 2017 in a range of $2.55 to $2.60, and now expects to be at the low end of the range, reflecting the inclusion of the full-year impact of the discrete items. This outlook represents growth versus year-ago approaching 19% and includes the following assumptions:

•	The benefit of the 53rd week is expected to add approximately 1% to net sales and $0.03 to Adjusted Diluted EPS for the year. This impact will benefit the fourth quarter of 2017.

•	Input cost inflation for the year continues to be estimated in the range of 2.5% to 3.0%.

•
Productivity for the year is now estimated to be at the top or slightly ahead of the Company’s 3.5% to 4.0% of cost of products sold range, excluding Boulder Brands acquisition synergies of at least $15 million that will benefit both gross margin and SG&A overhead.

•	Adjusted Net Interest Expense is now forecasted to be slightly below $123 million.

•
Adjusted ETR for the year, including the benefit of the new accounting standard for stock-based compensation, is now estimated in the range of 33.0% to 33.4%, with the second half ETR significantly higher than the first half.

•	The strategic investments that impacted the second quarter are also expected to impact the balance of the year, primarily the third quarter, by $0.05.

•	The weighted average diluted share count for the year continues to be estimated at approximately 120 million shares, with the second half higher than the first half.

•	Capital expenditures for the year remain estimated in the range of $115 million to $125 million

Non-GAAP Financial Measures
Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted Gross Profit

•	Adjusted Gross Profit as a % of sales (Adjusted Gross Profit Margin)

•	Adjusted EBITDA

•	Adjusted Earnings Before Interest and Taxes (Adjusted EBIT)

•	Adjusted Net Interest Expense

•	Adjusted Net Earnings

•	Adjusted Diluted Earnings Per Share

•	Adjusted Effective Income Tax Rate (Adjusted ETR)

Adjusted Gross Profit
Pinnacle defines Adjusted Gross Profit as gross profit before accelerated depreciation related to restructuring activities, certain non-cash items, acquisition, merger and other restructuring charges and other adjustments. The Company believes that the presentation of Adjusted Gross Profit is useful to investors in the evaluation of the operating performance of companies in similar industries. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. In addition, Adjusted Gross Profit is one of the components used to evaluate the performance of Company’s management. Such targets include, but are not limited to, measurement of sales efficiency, productivity measures and recognition of acquisition synergies.

Adjusted EBITDA
Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating Covenant Compliance EBITDA under the Senior Secured Credit Facility and the indentures governing the Senior Notes. Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA.

Management uses Adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. The Company has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA and Adjusted EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Adjusted EBITDA in the Senior Secured Credit Facility and the indentures allow Pinnacle to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Adjusted Earnings before Interest and Taxes (Adjusted EBIT)
Adjusted Earnings Before Interest and Taxes is provided because Pinnacle believes it is useful information in understanding our EBIT results by improving the comparability of year-to-year results. Additionally, Adjusted EBIT provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company and its segments, primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and in the analysis of ongoing operating trends.

Adjusted Net Interest Expense
Adjusted Net Interest Expense is provided to assist the reader by eliminating charges which result from refinancing activities or unusual transactions. Management believes that the Adjusted Net Interest Expense measure is useful information to investors in order to demonstrate a measure of interest expense that is associated with the ordinary course of business operations and that it is more comparable to interest expense in prior periods. Pinnacle uses Adjusted Net Interest Expense to conduct and evaluate its business in order to evaluate the effectiveness of the corporation’s financing strategies and to analyze trends in interest expense, absent the effect of unusual transactions.

Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share
Adjusted Net Earnings, Adjusted Effective Income Tax Rate and the related Adjusted Diluted Earnings per Share metrics are provided to present the reader with the after-tax impact of Adjusted EBIT and Adjusted Interest Expense, net in order to improve the comparability and understanding of the related GAAP measures. Adjusted Net Earnings, Adjusted Effective Tax Rate and Adjusted Diluted Earnings per Share provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted Net Earnings, Adjusted Effective Income Tax Rate and Adjusted Diluted Earnings per Share are measures used by management for planning and budgeting, monitoring and evaluating financial and operating results.

Conference Call Information
The Company will host a conference call on Thursday, July 27, 2017 at 9:30 AM (ET) to discuss the results with members of the investment community. Investors and analysts may access the call by dialing (866) 814-1918 within the United States or Canada and (703) 639-1362 internationally and referencing the conference call name: Pinnacle Foods Q2 Earnings Call. A replay of the call will be available, beginning July 27, 2017 at approximately 12:30 PM (ET) until August 9, 2017, by dialing (855) 859-2056 or (404) 537-3406 and referencing access code 39846233. Access to a live audio webcast and replay of the event will be available in the Investor Center section of the Company's corporate website, www.pinnaclefoods.com.

Pinnacle Foods Contact
Maria Sceppaguercio
Sr. Vice President, Investor Relations
973-541-8629

About Pinnacle Foods Inc.
Pinnacle Foods Inc. (NYSE: PF) is a leading manufacturer, marketer and distributor of high-quality branded food products with a mission of unleashing brand potential.  With annual sales in excess of $3 billion, our portfolio includes well-known brands competing in frozen, refrigerated and shelf-stable formats, such as Birds Eye, Birds Eye Voila!, Duncan Hines, Earth Balance, EVOL, gardein, Glutino, Hungry-Man, Log Cabin, Udi’s,  Vlasic, and Wish-Bone, along with many others.  The company is headquartered in Parsippany, NJ and has nearly 5,000 employees across the U.S. and Canada.  For more information, please visit www.pinnaclefoods.com.

Forward-Looking Statements
This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," "expects," "contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our filings, including our Form 10-K, with the Securities and Exchange Commission on February 23, 2017. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.  We assume no obligation to update the information contained in this announcement except as required by applicable law.

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(thousands, except per share data)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales	$744,608	$756,381	$1,510,682	$1,510,636
Cost of products sold	580,190	535,189	1,135,200	1,090,877
Gross profit	164,418	221,192	375,482	419,759

Marketing and selling expenses	49,470	61,036	105,064	119,934
Administrative expenses	33,630	43,703	69,641	89,591
Research and development expenses	4,580	5,098	8,601	9,283
Tradename impairment charges	27,430	—	27,430	—
Other expense, net	5,288	3,569	9,518	12,884
	120,398	113,406	220,254	231,692
Earnings before interest and taxes	44,020	107,786	155,228	188,067
Interest expense	28,507	35,488	109,238	67,128
Interest income	13	27	28	104
Earnings before income taxes	15,526	72,325	46,018	121,043
(Benefit) provision for income taxes	(3,092)	26,542	4,251	50,423
Net earnings	18,618	45,783	41,767	70,620
Less: Net (loss) earnings attributable to non-controlling interest	(51)	(1)	172	—
Net earnings attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders	$18,669	$45,784	$41,595	$70,620

Net earnings per share attributable to Pinnacle Foods, Inc. and subsidiaries common shareholders:
Basic	$0.16	$0.39	$0.35	$0.61
Weighted average shares outstanding - basic	118,114	116,657	117,869	116,387
Diluted	$0.16	$0.39	$0.35	$0.60
Weighted average shares outstanding - diluted	119,607	117,766	119,469	117,689
Dividends declared	$0.285	$0.255	$0.570	$0.510

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (unaudited)
(thousands, except share and per share amounts)

	June 25, 2017	December 25, 2016
Current assets:
Cash and cash equivalents	$130,869	$353,076
Accounts receivable, net of allowances of $10,005 and $12,335, respectively	277,978	289,582
Inventories	477,534	445,491
Other current assets	23,152	10,687
Total current assets	909,533	1,098,836
Plant assets, net of accumulated depreciation of $553,767 and $491,397, respectively	694,064	723,345
Tradenames	2,502,218	2,529,558
Other assets, net	160,133	173,071
Goodwill	2,164,058	2,163,156
Total assets	$6,430,006	$6,687,966

Current liabilities:
Short-term borrowings	$1,783	$2,389
Current portion of long-term obligations	35,947	23,801
Accounts payable	312,424	292,478
Accrued trade marketing expense	33,261	51,054
Accrued liabilities	110,211	166,741
Dividends payable	35,244	35,233
Total current liabilities	528,870	571,696
Long-term debt	2,940,800	3,140,496
Pension and other postretirement benefits	54,608	56,323
Other long-term liabilities	36,889	47,529
Deferred tax liabilities	923,855	922,980
Total liabilities	4,485,022	4,739,024
Commitments and contingencies
Shareholders' equity:
Pinnacle preferred stock: $.01 per share, 50,000,000 shares authorized, none issued	—	—
Pinnacle common stock: par value $.01 per share, 500,000,000 shares authorized; issued 119,786,044 and 119,127,269, respectively	1,198	1,191
Additional paid-in-capital	1,439,221	1,429,447
Retained earnings	574,535	601,049
Accumulated other comprehensive loss	(38,966)	(51,569)
Capital stock in treasury, at cost, 1,000,000 common shares	(32,110)	(32,110)
Total Pinnacle Foods Inc. and subsidiaries shareholders' equity	1,943,878	1,948,008
Non-controlling interest	1,106	934
Total Equity	1,944,984	1,948,942
Total liabilities and equity	$6,430,006	$6,687,966

PINNACLE FOODS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(thousands)

	Six months ended
	June 25, 2017	June 26, 2016
Cash flows from operating activities
Net earnings	$41,767	$70,620
Non-cash charges (credits) to net earnings
Depreciation and amortization	80,899	51,672
Intangible asset impairment charge	27,430	—
Amortization of debt acquisition costs and discount on term loan	2,597	4,657
Recognition of deferred costs related to refinancing	28,494	—
Change in value of financial instruments, including amounts reclassified from Accumulated Other Comprehensive Loss from settlement of hedges	25,043	(7,494)
Equity-based compensation charges	9,656	5,131
Pension expense, net of contributions	(1,136)	66
Other long-term liabilities	(1,193)	1,198
Other long-term assets	—	(1,635)
Foreign exchange gains	(398)	(1,283)
Excess tax benefits on equity-based compensation	—	(6,369)
Deferred income taxes	(5,780)	19,027
Changes in working capital (net of effects of acquisition)
Other liabilities - cash settlement of hedges related to refinancing	(20,722)	—
Accounts receivable	11,777	(7,557)
Inventories	(31,745)	28,351
Accrued trade marketing expense	(17,748)	(4,923)
Accounts payable	35,379	2,128
Accrued liabilities	(53,991)	3,041
Other current assets	(9,981)	8,473
Net cash provided by operating activities	120,348	165,103
Cash flows from investing activities
Business acquisition activity (net of cash acquired)	—	(985,365)
Capital expenditures	(49,355)	(60,187)
Proceeds from sale of plant assets	1,947	—
Net cash used in investing activities	(47,408)	(1,045,552)
Cash flows from financing activities
Proceeds from bank term loans	2,262,000	547,250
Proceeds from notes offerings	—	350,000
Repayments of long-term obligations	(2,472,320)	(6,478)
Proceeds from short-term borrowings	1,634	1,604
Repayments of short-term borrowings	(2,240)	(2,060)
Repayment of capital lease obligations	(4,216)	(1,574)
Dividends paid	(67,412)	(59,460)
Net proceeds from issuance of common stock	9,051	15,642
Excess tax benefits on equity-based compensation	—	6,369
Taxes paid related to net share settlement of equity awards	(8,926)	(1,087)
Debt acquisition costs	(12,937)	(21,262)
Net cash (used in) provided by financing activities	(295,366)	828,944
Effect of exchange rate changes on cash	219	300
Net change in cash and cash equivalents	(222,207)	(51,205)
Cash and cash equivalents - beginning of period	353,076	180,549
Cash and cash equivalents - end of period	$130,869	$129,344

Supplemental disclosures of cash flow information:
Interest paid	$62,180	$48,083
Interest received	28	104
Income taxes paid	47,569	19,145
Non-cash investing and financing activities:
New capital leases	8,951	4,586
Dividends payable	35,244	30,998
Accrued additions to plant assets	10,422	10,570

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Gross Profit and Adjusted Gross Profit as a % of sales (1)
(thousands)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Gross Profit (as reported)	$164,418	$221,192	$375,482	$419,759
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	23,602	—	23,602	—
Non-cash items
Unrealized (gains)/losses resulting from hedging (2)	2,324	(3,601)	4,319	(7,493)
Purchase accounting adjustments (3)	—	—	—	10,382
Aunt Jemima and other frozen breakfast products exit (4)	5,078	—	5,078	—
Acquisition, merger and other restructuring charges
Restructuring and integration costs (5)	4,021	972	9,037	1,608
Employee severance (6)	—	—	270	—
Aunt Jemima and other frozen breakfast products exit (7)	4,324	—	4,324	—
Adjusted Gross Profit	$203,767	$218,563	$422,112	$424,256
Adjusted Gross Profit as a % of sales
Adjusted Gross Profit	$203,767	$218,563	$422,112	$424,256
Net sales	$744,608	$756,381	$1,510,682	$1,510,636

Adjusted Gross Profit as a % of sales	27.4%	28.9%	27.9%	28.1%

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(5)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(6)	Represents severance costs for terminated employees not related to business acquisitions.

(7)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Earnings & Adjusted EPS (1)
(thousands, except per share amounts)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net earnings	$18,618	$45,783	$41,767	$70,620
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	23,602	—	23,602	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	3,783	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized losses/(gains) resulting from hedging (2)	2,324	(3,601)	4,319	(7,493)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	27,430	—	27,430	—
Foreign exchange gains (5)	(165)	(499)	(398)	(1,283)
Wind down of Boulder Brands UK operations (6)	(771)	—	(771)	—
Aunt Jemima and other frozen breakfast products exit (7)	5,078	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	4,591	11,108	10,441	25,106
Employee severance (10)	—	—	977	—
Aunt Jemima and other frozen breakfast products exit (11)	4,324	—	4,324	—
Interest expense (12)	—	—	49,451	—
Tax Impact of adjustments to Adjusted Net Earnings (13)	(25,572)	(2,813)	(47,216)	(6,757)
Adjusted Net Earnings	$63,242	$49,978	$123,443	$97,356
Adjusted Earnings Per Share
Adjusted Net Earnings	$63,242	$49,978	$123,443	$97,356
Diluted weighted average outstanding shares	119,607	117,766	119,469	117,689
Adjusted Earnings Per Share	$0.53	$0.42	$1.03	$0.83

Diluted earnings per share (as reported)	$0.16	$0.39	$0.35	$0.60
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	0.20	—	0.20	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	0.03	—	0.03	—
Accelerated amortization expense - gardein Private Label business exit	—	—	0.01	—
Non-cash items
Unrealized losses/(gains) resulting from hedging (2)	0.02	(0.03)	0.04	(0.06)
Purchase accounting adjustments (3)	—	—	—	0.09
Tradename impairment charges (4)	0.23	—	0.23	—
Foreign exchange gains (5)	—	—	—	(0.01)
Wind down of Boulder Brands UK operations (6)	(0.01)	—	(0.01)	—
Aunt Jemima and other frozen breakfast products exit (7)	0.04	—	0.04	—
Acquisition, merger and other restructuring charges
Acquisition or other non-recurring expenses (8)	—	—	—	0.06
Restructuring and integration costs (9)	0.04	0.09	0.09	0.21
Employee severance (10)	—	—	0.01	—
Aunt Jemima and other frozen breakfast products exit (11)	0.04	—	0.04	—
Interest expense (12)	—	—	0.41	—
Tax Impact of adjustments to Adjusted Net Earnings (13)	(0.21)	(0.02)	(0.40)	(0.06)
Adjusted Earnings Per Share	$0.53	$0.42	$1.03	$0.83

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	For the three and six months ended June 25, 2017, represents tradename impairment on Aunt Jemima.

(5)	Represents foreign exchange gains resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments resulting from the voluntary wind-down of the Boulder Brands private-label gluten-free bakery operation which is based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

(12)
Represents charges associated with the February 2017 term loan refinancing which consisted of recognizing a $28.5 million non-cash charge for deferred financing costs and original discount as well as a $21.0 cash charge resulting from the de-designation and settlement of interest rate swaps.

(13)	See Adjusted Effective Income Tax Rate reconciliation for further details.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted EBIT & Adjusted EBITDA (1)
(thousands)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net earnings	$18,618	$45,783	$41,767	$70,620
Interest expense, net	28,494	35,461	109,210	67,024
(Benefit) provision for income taxes	(3,092)	26,542	4,251	50,423
Earnings before interest and taxes (as reported)	44,020	107,786	155,228	188,067
Accelerated depreciation expense - Aunt Jemima and other frozen breakfast products exit	23,602	—	23,602	—
Accelerated amortization expense - Aunt Jemima and other frozen breakfast products exit	3,783	—	3,783	—
Accelerated amortization expense - gardein Private Label business exit	—	—	656	—
Non-cash items
Unrealized losses/(gains) resulting from hedging (2)	2,324	(3,601)	4,319	(7,493)
Purchase accounting adjustments (3)	—	—	—	10,382
Tradename impairment charges (4)	27,430	—	27,430	—
Foreign exchange gains (5)	(165)	(499)	(398)	(1,283)
Wind down of Boulder Brands UK operations (6)	(771)	—	(771)	—
Aunt Jemima and other frozen breakfast products exit (7)	5,078	—	5,078	—
Acquisition, merger and other restructuring charges
Acquisition or other non recurring expenses (8)	—	—	—	6,781
Restructuring and integration costs (9)	4,591	11,108	10,441	25,106
Employee severance (10)	—	—	977	—
Aunt Jemima and other frozen breakfast products exit (11)	4,324	—	4,324	—
Adjusted EBIT	$114,216	$114,794	$234,669	$221,560
Depreciation	23,885	22,446	46,431	43,316
Amortization	2,541	4,309	6,427	8,356
Adjusted EBITDA	$140,642	$141,549	$287,527	$273,232

(1)	Excludes Boulder Brands, Wish-Bone and Garden Protein anticipated synergies which are included in calculating Covenant compliance.

(2)	Represents non-cash gains and losses resulting from mark-to-market obligations under derivative contracts.

(3)	Represents expense related to the write-up to fair market value of inventories acquired as a result of the Boulder Brands acquisition.

(4)	For the three and six months ended June 25, 2017, represents tradename impairment on Aunt Jemima.

(5)	Represents foreign exchange gains resulting from intra-entity loans that are anticipated to be settled in the foreseeable future.

(6)	Represents adjustments resulting from the voluntary wind-down of the Boulder Brands private-label gluten-free bakery operation which is based in the United Kingdom.

(7)	Primarily represents charges to adjust inventory to net realizable value resulting from the exit of the business.

(8)	Represents Boulder Brands acquisition costs.

(9)	Primarily represents integration costs of the Garden Protein and Boulder Brands acquisitions.

(10)	Represents severance costs for terminated employees not related to business acquisitions.

(11)	Primarily represents employee termination costs and contract termination fees resulting from the exit of the business.

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Net Interest Expense
(thousands)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Interest expense	$28,507	$35,488	$109,238	$67,128
Interest income	13	27	28	104
Net Interest Expense (as reported)	28,494	35,461	109,210	67,024
Cash settlement of hedges related to refinancing	—	—	(20,722)	—
Non-cash recognition of deferred costs related to refinancing	—	—	(28,494)	—
Other expenses related to refinancing	—	—	(235)	—
Adjusted Net Interest Expense	$28,494	$35,461	$59,759	$67,024

Pinnacle Foods Inc.
Reconciliation of Non-GAAP measures (Unaudited)
Adjusted Effective Income Tax Rate

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Effective income tax rate (as reported)	(19.9)%	36.7%	9.2%	41.7%
Acquisition or other non recurring expenses (1)	—%	—%	—%	(0.3)%
Restructuring and integration costs (2)	—%	—%	—%	(0.3)%
Valuation allowance on foreign tax credit due to acquisition (3)	—%	—%	—%	(1.3)%
Increase in deferred tax liability due to acquisition (4)	—%	0.1%	—%	(3.1)%
Effect of windfall benefit (5)	33.2%	—%	16.1%	—%
State law changes (6)	12.7%	—%	3.8%	—%
Other	0.2%	0.2%	0.3%	0.3%
Adjusted Effective Income Tax Rate	26.2%	37.0%	29.4%	37.0%

(1)	Represents the effective tax rate impact of non-deductible Boulder Brands acquisition costs.

(2)	Represents the effective tax rate impact of non-deductible severance costs in connection with the integration of the Boulder Brands acquisition.

(3)	Represents the effective tax rate impact of a valuation allowance on our foreign tax credit.

(4)	Represents the effective tax rate impact of an increase in our state deferred income tax liability.

(5)
Represents the differential in the weighted average effect, on a GAAP compared to Adjusted Net Earnings basis, of our deduction for excess tax benefits from share based payment transactions in accordance with ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” effective for the 2017 fiscal year.

(6)	Represents the differential in the weighted average effect, on a GAAP compared to Adjusted Net Earnings basis, of changes in state tax legislation effective in the reporting period.

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Adjusted Segment amounts (thousands)

	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net sales - Reported
Frozen	$295,893	$288,797	$616,835	$619,285
Grocery	276,057	281,005	535,407	531,918
Boulder	94,654	94,694	191,946	174,855
Specialty	78,004	91,885	166,494	184,578
Total	$744,608	$756,381	$1,510,682	$1,510,636

Earnings before interest & taxes - Reported
Frozen	$(12,260)	$45,753	$38,662	$97,092
Grocery	61,870	53,803	113,677	93,527
Boulder	12,249	5,809	18,921	1,285
Specialty	(10,648)	7,045	(1,760)	14,046
Unallocated corporate expenses	(7,191)	(4,624)	(14,272)	(17,883)
Total	$44,020	$107,786	$155,228	$188,067

Adjustments (Non GAAP - See separate table)
Frozen	$50,341	$(1,252)	$51,285	$(2,670)
Grocery	1,193	1,631	2,151	8,025
Boulder	3,576	6,338	10,082	20,045
Specialty	15,085	291	15,922	1,311
Unallocated corporate expenses	—	—	—	6,782
Total	$70,195	$7,008	$79,440	$33,493

Earnings before interest & taxes - Adjusted (Non GAAP - See separate discussion and tables)
Frozen	$38,081	$44,501	$89,947	$94,422
Grocery	63,063	55,434	115,828	101,552
Boulder	15,825	12,147	29,003	21,330
Specialty	4,437	7,336	14,162	15,357
Unallocated corporate expenses	(7,191)	(4,624)	(14,272)	(11,101)
Total	$114,215	$114,794	$234,668	$221,560

Pinnacle Foods Inc. Reconciliation of Non-GAAP measures (Unaudited) Supplemental Schedule of Adjustments Detail (millions)

	Adjustments to Earnings Before Interest and Taxes
	Three months ended		Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Frozen
Aunt Jemima and other frozen breakfast products exit	$49.4	$—	$49.4	$—
Restructuring and acquisition integration charges	0.1	0.2	0.2	0.4
Employee severance	—	—	0.1	—
Unrealized mark-to-market loss/(gain)	0.8	(1.6)	1.6	(3.5)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	0.3
Other	—	0.1	—	0.1
Total Frozen	$50.3	$(1.3)	$51.3	$(2.7)

Grocery
Restructuring and acquisition integration charges	$0.1	$3.2	$0.1	$7.7
Employee severance	—	—	0.1	—
Unrealized mark-to-market loss/(gain)	1.1	(1.8)	2.0	(3.4)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	3.5
Other	—	0.2	—	0.2
Total Grocery	$1.2	$1.6	$2.2	$8.0

Boulder
Restructuring and acquisition integration charges	$3.3	$6.3	$8.9	$14.1
Employee severance	—	—	0.7	—
Expense related to the write-up to fair market value of inventories acquired	—	—	—	6.0
Unrealized mark-to-market loss/(gain)	0.3	—	0.5	(0.1)
Total Boulder	$3.6	$6.3	$10.1	$20.0

Specialty
Aunt Jemima and other frozen breakfast products exit	$14.8	$—	$14.8	$—
Restructuring charges	0.2	0.6	0.2	1.3
Accelerated amortization due to the exit of the gardein Private Label business	—	—	0.7	—
Unrealized mark-to-market loss/(gain)	0.1	(0.3)	0.2	(0.6)
Expenses related to the write-up to fair value of inventories acquired	—	—	—	0.6
Total Specialty	$15.1	$0.3	$15.9	$1.3

Unallocated Corporate Expenses
Boulder Brands acquisition related charges	$—	$—	$—	$6.8
Total Unallocated Corporate Expenses	$—	$—	$—	$6.8